Exhibit 99.1

John Finley to Join Blackstone as Chief Legal Officer

New York, July 7th , 2010. The Blackstone Group (NYSE:BX) today announced that John G. Finley will join the firm as a Senior Managing Director and Chief Legal Officer, effective September 1, 2010. Mr. Finley is currently a partner at the law firm of Simpson Thacher & Bartlett, where he is head of the global mergers and acquisitions group. In becoming Blackstone’s Chief Legal Officer, Mr. Finley will be succeeding Robert L. Friedman, who will continue at Blackstone for a period of time before retiring from the firm. Mr. Finley will serve on Blackstone’s Executive Committee.

Commenting on the appointment, Stephen A. Schwarzman, Blackstone’s Chairman and CEO, said: “John is one of the most outstanding corporate lawyers of his generation and we are delighted that he has decided to join us at Blackstone. His depth of experience, his leadership skills and his reputation for creativity and superb judgment will be invaluable to us as our business continues to expand across both product lines and geographies.”

Mr. Schwarzman added: “I am also delighted that Bob Friedman has agreed to stay on at Blackstone to help with the transition and take on other projects. Bob has provided invaluable counsel to me and the firm literally since Blackstone was founded in 1985. He has helped guide us as we have grown from a two-person boutique to where we are now, a major participant in the global financial markets. I am pleased that we will have the benefit of his continued advice and judgment.”

Mr. Finley, who has a BS in Economics summa cum laude from The Wharton School, a BA summa cum laude from the University of Pennsylvania and a JD cum laude from the Harvard Law School, has been with Simpson Thacher since his graduation from law school in 1981.

About Blackstone

Blackstone is one of the world’s leading investment and advisory firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, the companies we advise and the broader global economy. We do this through the commitment of our extraordinary people and flexible capital. Our alternative asset management businesses include the management of corporate private equity funds, real estate funds, funds of hedge funds, credit-oriented funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

Contact:

Peter Rose

The Blackstone Group

212-583-5871

The Blackstone Group® L.P.

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New York, NY 10154

212 583-5000